                                                                    EXHIBIT 10.1

===============================================================================

                                CREDIT AGREEMENT

                          Dated as of December 16, 2002

                                      among

                          DELPHI FINANCIAL GROUP, INC.
                                as the Borrower,

                             BANK OF AMERICA, N.A.,

                            as Administrative Agent,

                                       and

                         The Other Lenders Party Hereto

                 WACHOVIA SECURITIES, INC., Joint Lead Arranger

                         BANC OF AMERICA SECURITIES LLC

                    Joint Lead Arranger and Sole Book Manager

===============================================================================

                                TABLE OF CONTENTS

                                                                                    PAGE
SECTION 1        DEFINITIONS....................................................     1
         SECTION 1.1    Certain Defined Terms...................................     1
         SECTION 1.2    Credit Agreement Definitions............................     1
SECTION 2        PLEDGE.........................................................     2
SECTION 3        REPRESENTATIONS AND WARRANTIES.................................     3
         SECTION 3.1    Pledged Shares..........................................     3
         SECTION 3.2    Collateral..............................................     4
         SECTION 3.3    Organization, etc.......................................     4
         SECTION 3.4    Effectiveness...........................................     4
SECTION 4        COVENANTS......................................................     5
SECTION 5        CARE OF COLLATERAL.............................................     5
SECTION 6        CERTAIN RIGHTS REGARDING COLLATERAL AND LIABILITIES............     6
         SECTION 6.1    Permitted Action........................................     6
         SECTION 6.2    ........................................................     6
         SECTION 6.3    Voting Pledged Shares...................................     7
SECTION 7        DIVIDENDS, ETC.................................................     7
         SECTION 7.1    No Default..............................................     7
         SECTION 7.2    Occurrence of Default...................................     8
SECTION 8        DEFAULT........................................................     8
         SECTION 8.1    Occurrence of Default...................................     8
         SECTION 8.2    Sale of Collateral......................................     8
SECTION 9        APPLICATION OF PROCEEDS........................................    11
SECTION 10       AUTHORITY OF THE COLLATERAL AGENT; INDEMNIFICATION.............    11
SECTION 11       TERMINATION....................................................    12
SECTION 12       MISCELLANEOUS..................................................    12
         SECTION 12.1   Amendments..............................................    12
         SECTION 12.2   Captions................................................    12
         SECTION 12.3   Notices.................................................    12
         SECTION 12.4   Waivers.................................................    13
         SECTION 12.5   Further Assurances......................................    13
         SECTION 12.6   SUBMISSION TO JURISDICTION; WAIVER OF VENUE.............    13
         SECTION 12.7   WAIVER OF JURY TRIAL....................................    13
         SECTION 12.8   Governing Law; Terms; Interpretation....................    14
         SECTION 12.9   Filing as a Financing Statement.........................    14

                                TABLE OF CONTENTS
                                   (continued)

                                                                                    PAGE
         SECTION 12.10  Binding Agreement; Assignment...........................    14
         SECTION 12.11  Conditions of Effectiveness.............................    14
         SECTION 12.12  Liabilities.............................................    14
         SECTION 12.13  Counterparts............................................    14

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT (this "Agreement") is entered into as of December 16, 2002 among DELPHI FINANCIAL GROUP, INC., a Delaware corporation (the "Borrower"), each lender from time to time party hereto (each a "Lender" and collectively the "Lenders") and BANK OF AMERICA, N.A., as Administrative Agent.

         The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

         In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "2001 Annual Statements" - see Section 6.05(a)(ii).

         "2002 Quarterly Statements" - see Section 6.05(a)(ii).

         "Acquired Person" shall mean any Person acquired upon the consummation of an Acquisition permitted by the terms of this Agreement.

         "Acquisition" shall mean any transaction or series of transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity securities (or warrants, options, or other rights to acquire any of the foregoing) of any Person, or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination of the Borrower or one of its Subsidiaries with another Person (other than a Person that is a Subsidiary of the Borrower immediately prior to such merger or consolidation); provided that the Borrower or such Subsidiary is the surviving entity, in each case subject to and to the extent permitted by the terms of this Agreement.

         "Adjusted Capital" shall mean, as to any of the Reliance Standard Insurance Companies as of any date, the total amount shown on line 30, page 27, column 1 of the Annual Statement of each of the Reliance Standard Insurance Companies and, as to Safety National as of any date, the total amount shown on line 27, page 22, column 1 of the Annual Statement of Safety National, or, in each case, an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.

         "Administrative Agent" shall mean Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

         "Administrative Agent's Office" shall mean the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time specify to the Borrower and the Lenders.

         "Administrative Questionnaire" shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "Affiliate" shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person. "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

         "Agent-Related Persons" shall mean the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitments" shall mean aggregate amount of the Commitments of all the Lenders.

         "Agreement" - see the introductory paragraph.

         "Amounts Available for Dividends" shall mean, as to any Person, the maximum amount of dividends such Person is or eventually would be permitted to pay without necessitating approval of the Department under the then-current rules regulating such dividends whether or not such dividends are taken at such time.

         "Annual Statement" shall mean, as to any insurance company, the annual financial statement of such insurance company as required to be filed with the Department, together with all exhibits or schedules filed therewith, prepared in conformity with SAP. References to amounts on particular exhibits, schedules, lines, pages and columns of the Annual Statement are based on the format promulgated by the NAIC for 2001 Life, Accident and Health Insurance Company Annual Statements or 2001 Property and Casualty Insurance Company Annual Statements, as applicable. If such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood that the reference is to information consistent with that reported in the referenced item in the 2001 Annual Statement of such insurance company.

         "Applicable Insurance Codes" shall mean, as to any insurance company, the insurance code of any state where such insurance company is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.

         "Applicable Rate" shall mean, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

                           COMMITMENT            EURODOLLAR
PRICING   SENIOR DEBT         FEE                  RATE +           BASE RATE +
 LEVEL      RATING      (IN BASIS POINTS)    (IN BASIS POINTS)   (IN BASIS POINTS)
-------   -----------   -----------------    -----------------   -----------------
   I       BBB+/Baa1          30.0                 100.0               0
           or higher
  II       BBB/Baa2           37.5                 125.0               0
 III       BBB-/Baa3          45.0                 150.0              25.0
  IV       BB+/Ba1            50.0                 175.0              50.0
   V       BB/Ba2             50.0                 225.0             100.0
           or lower


Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

         "Arranger" shall mean Banc of America Securities LLC, in its capacity as joint lead arranger and sole book manager.

         "Assignment and Assumption" shall mean an Assignment and Assumption substantially in the form of Exhibit D.

         "Attorney Costs" shall mean and includes all reasonable fees and charges of any law firm or other external counsel and, without duplication, reasonable allocated cost of internal legal services and all reasonable expenses and disbursements of internal counsel.

         "Attributable Indebtedness" shall mean, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

         "Audited Financial Statements" see Section 6.05(b)(i).

         "Audited Financial Statements" shall mean the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2001.

         "Availability Period" shall mean the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04(a) and (c) the date of termination of the commitment of each Lender to make Loans pursuant to
Section 9.02(a).

         "Average Life" shall mean, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such scheduled principal payment by (b) the sum of all such scheduled principal payments.

         "Bank of America" shall mean Bank of America, N.A. and its successors.

         "Base Rate" shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" shall mean a Loan that bears interest based on the Base Rate.

         "Borrower" - see the introductory paragraph.

         "Borrower Pledge Agreement" - see Section 4.01(a).

         "Borrowing" shall mean a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Calculation Period" shall mean, with respect to any ratio or calculation, the period for which such ratio or calculation is being calculated.

         "Capital and Surplus" shall mean, as to any of the Reliance Standard Insurance Companies as of any date, the total amount shown on line 38, page 3, column 1 of the Annual Statement of each of the Reliance Standard Insurance Companies and, as to Safety National as of any date, the total amount shown on line 32, page 3, column 1 of the Annual Statement of Safety National, or, in each case, an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.

         "Cash Coverage Ratio" shall mean, for any Calculation Period, the ratio of (a) (i) Amounts Available for Dividends of RSL-Texas and Safety National, plus (ii) Consolidated Non-Insurance EBITDA; provided that Consolidated Non-Insurance Net Income shall only include the Net Income of any Subsidiary of the Borrower to the extent (and solely to the extent) of the aggregate amount of cash actually distributed or which could have been distributed without restriction by such Subsidiary during such period to the Borrower (including without limitation cash amounts which could have been generated as of the end of the Calculation Period from the liquidation of Investments held during such period by such Subsidiary; provided, that for purposes of this clause (ii) only, such amounts shall be determined without regard to any requirement of prior notice that would have been applicable to the liquidation by the Borrower or any such Subsidiary of any such Investment, so long as, except in the case of the Tersk Investment, such prior notice requirement did not entail a notice period of longer than ninety (90) days), plus (iii) without duplication, cash revenues of the Borrower, and plus (iv) cash interest expense of the Borrower and on the SIG Notes, multiplied by the Borrower's federal marginal income tax rate, less (v) without duplication, unreimbursed cash operating expenses of the Borrower; provided any such reimbursement shall have been made in cash to the Borrower, in each case calculated for the four consecutive Fiscal Quarters immediately preceding the date of calculation, to
(b) the cash interest expense on Consolidated Funded Debt of the Borrower and its Non-Insurance Subsidiaries for the next succeeding four consecutive Fiscal Quarters (excluding cash interest expense of the Borrower on Preferred Securities and on the Indebtedness of the type issued in connection with such Preferred Securities).

         "Cash Equivalents" shall mean (a) securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements of any Lender or any other commercial bank whose unsecured long-term debt obligations are rated at least BBB- by Standard & Poor's or Baa3 by Moody's having maturities of six (6) months or less from the date of acquisition, and (c) commercial paper rated at least "A-2" by Standard & Poor's or "P-2" by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments.

         "Change in Control" shall be deemed to have occurred at such times as:
(a) the Borrower ceases to own, free and clear of all Liens (other than Liens created under the Borrower Pledge Agreement), at least 100% of the outstanding shares of voting stock and voting power of RSL-Texas on a fully diluted basis (other than as a result of any (i) merger of RSL-Texas into, or consolidation of RSL-Texas with, RSL or (ii) liquidation or dissolution of RSL-Texas whereby all of the capital stock and other equity interests of RSL owned by RSL-Texas immediately prior to such liquidation or dissolution are distributed to the Borrower); (b) except for the Persons referenced in clause (c) of this definition, any Person, or two or more Persons, acting in concert, acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 40% or more of the voting power of the outstanding voting stock of the Borrower on a fully diluted basis, (c) the Parent and Robert Rosenkranz, together with their respective Affiliates, cease to beneficially own (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) at least 33-1/3% of the voting power of the outstanding voting stock of the Borrower on a fully diluted basis; or (d) individuals who as of the Effective Date constitute the Borrower's Board of Directors (together with any new director whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), for any reason, cease to constitute a majority of the directors at any time then in office.

         "Closing Date" shall mean the first date on which all conditions precedent in Section 5.01 are satisfied or waived (or, in the case of Section 5.01(b), waived by the Person entitled to receive the applicable payment).

         "Co-Arranger" shall mean Wachovia Securities, Inc., in its capacity as joint lead arranger.

         "Code" shall mean the Internal Revenue Code of 1986.

         "Collateral" shall mean all of the collateral security described or provided for in Article IV together with all property and/or rights on or in which a Lien is now or hereafter granted by any Person to the Collateral Agent (or to any agent, trustee or other party acting on behalf of the Collateral Agent) for the benefit of the Lenders, pursuant to the Pledge Agreements or any other instruments or documents provided for herein or delivered hereunder or in connection herewith.

         "Collateral Agent" shall mean Bank of America, N.A., in its capacity as collateral agent.

         "Commitment" shall mean, as to each Lender, its obligation to (a) make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

         "Compliance Certificate" shall mean a certificate substantially in the form of Exhibit C.

         "Consolidated Equity" shall mean, with respect to the Borrower, the sum of (a) stockholders' equity of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, but excluding any unrealized gains (losses) on securities as determined in accordance with FAS 115 or gains (losses) on hedging transactions as determined in accordance with FAS 133 and
(b) the component of the capitalization reflected on the Borrower's consolidated balance sheet constituting Preferred Securities, so long as such Preferred Securities, the Indebtedness of the Borrower issued in connection with such Preferred Securities, and the Guarantee, if any, of the Borrower incurred in connection with the issuance of the Preferred Securities would not, in any case, be included as a liability on the Borrower's consolidated balance sheet in accordance with GAAP, as in effect on the Closing Date.

         "Consolidated Funded Debt" shall mean, without duplication, the sum of
(a) all Borrowings hereunder, (b) Indebtedness as defined under clauses (a) and
(b) of the definition thereof, and (c) Guarantees of Indebtedness as defined in clauses (a) and (b) of the definition of "Indebtedness", all as calculated on a consolidated basis in accordance with GAAP.

         "Consolidated Non-Insurance EBITDA" shall mean, for any Calculation Period, Consolidated Non-Insurance Net Income for such period plus, to the extent deducted in calculating Consolidated Non-Insurance Net Income for such period, (i) interest expense on

Consolidated Funded Debt of the Borrower's Non-Insurance Subsidiaries, (ii) income taxes, (iii) depreciation, (iv) amortization and (v) write-downs for other than temporary impairment in the value of Investments pursuant to FAS 115.

         "Consolidated Non-Insurance Net Income" shall mean, for any Calculation Period, the consolidated Net Income of the Borrower's Non-Insurance Subsidiaries.

         "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" - see the definition of "Affiliate."

         "Debt to Capital Ratio" shall mean, at any date of determination, the ratio of (a) Consolidated Funded Debt to (b)(i) Consolidated Funded Debt, plus
(ii) Consolidated Equity of the Borrower.

         "Debt Rating" shall mean, as of any date of determination, the rating as determined by either Standard & Poor's or Moody's (collectively, the "Debt Ratings") of the Borrower's non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level V being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply. If for any reason such rating is not available from Standard & Poor's or Moody's but is available from another nationally recognized rating agency, such rating agency's equivalent rating shall be applicable for the purpose hereof.

         "Debtor Relief Laws" shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" shall mean any event or condition that has not been cured or waived and constitutes an Event of Default or that, with the giving of any notice, the passage of time or both, would be an Event of Default.

         "Default Rate" shall mean an interest rate per annum equal to (a) in the case of any Eurodollar Rate Loan, the interest rate otherwise applicable thereto plus 2%; and (b) in the case of any other Obligation, the sum of (i) the Applicable Rate for Base Rate Loans plus (ii) 2%; provided that the interest rate applicable to any Obligation shall not at any time exceed the highest rate permitted by applicable Law.

         "Defaulting Lender" shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "Department" - see Section 6.05(a)(i).

         "Dollar" and "$" shall mean lawful money of the United States.

         "Eligible Assignee" - see Section 11.07(g).

         "Environmental Laws" shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "Environmental Liability" shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

         "Eurodollar Rate" shall mean for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula

                                            IBOR
           Eurodollar Rate = ------------------------------------
                             1.00 - Eurodollar Reserve Percentage

Where,

         "Eurodollar Rate Loan" shall mean a Loan that bears interest at a rate based on the Eurodollar Rate.

         "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Event of Default" - see Section 9.01.

         "Existing Credit Agreements" shall mean the Credit Agreement dated as of June 1, 2000 among the Borrower, Bank of America, N.A., as administrative agent, and a syndicate of lenders, and the Fourth Amended and Restated Credit Agreement dated as of June 1, 2000 among the Borrower, Bank of America, N.A., as administrative agent, and a syndicate of lenders.

         "Federal Funds Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Fee Letter" shall mean the letter agreement dated October 10, 2002 among the Borrower, the Administrative Agent and the Arranger.

         "Fiscal Quarter" or "FQ" shall mean any fiscal quarter of a Fiscal
Year.

         "Fiscal Year" or "FY" shall mean any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2002 Fiscal Year") refer to the Fiscal Year ending on December 31 occurring during such calendar year.

         "Foreign Lender" - see Section 11.15(a)(i).

         "FRB" shall mean the Board of Governors of the Federal Reserve System of the United States.

         "FRSL" shall mean First Reliance Standard Life Insurance Company, a New York insurance company.

         "GAAP" shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

         "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantee" shall mean, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Hazardous Materials" shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "IBOR" shall mean, for the applicable Interest Period, the rate of interest per annum determined by the Administrative Agent as the rate at which dollar deposits in the approximate amount of Bank of America's Eurodollar Rate Loan for such Interest Period would be offered by Bank of America's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by Bank of America), to major banks in the offshore dollar interbank market at their request at approximately 10:00 A.M. (Chicago time) two (2) Business Days prior to the commencement of such Interest Period.

         "IMR/AVR" shall mean, as to any of the Reliance Standard Insurance Companies at a particular date, the interest maintenance reserve of such Reliance Standard Insurance Companies, computed in accordance with SAP as reported on line 9.4, page 3, column 1 of the Annual Statement, plus the asset valuation reserve of such Reliance Standard Insurance Companies, computed in accordance with SAP as reported on line 24.1, page 3, column 1 of the Annual Statement.

         "Indebtedness" shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

                  (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                  (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

                  (c)      net obligations of such Person under any Swap
         Contract;

                  (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

                  (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

                  (f) obligations under capital leases and Synthetic Lease Obligations; and

                  (g) all Guarantees of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Indebtedness of a Person shall not include Permitted Transactions of the Person.

         "Indemnified Liabilities" - see Section 11.05.

         "Indemnitees" - see Section 11.05.

         "Indenture" shall mean the Indenture, dated as of October 8, 1993, between the Borrower and State Street Bank and Trust Company of Connecticut, N.A. (successor to Shawmut Bank Connecticut, N.A.), as trustee, as the same may be amended from time to time in accordance with the terms of this Agreement.

         "Intercreditor Agreement" shall mean that certain Intercreditor Agreement, dated as of the date hereof in the form of Exhibit F hereto.

         "Interest Payment Date" shall mean, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any other Loan, the last Business Day of each March, June, September and December and the Maturity Date.

         "Interest Period" shall mean, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six, nine or, if available, twelve months thereafter, as selected by the Borrower in its Loan Notice; provided that:

                  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the following Business Day unless such following Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii) no Interest Period shall extend beyond the scheduled Maturity Date.

         "Investment" shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, or
(b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, deposit with or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, other than, in either case, pursuant to an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "Investment Grade Preferred Stocks" shall mean preferred stocks which are rated at least "NAIC P2" by the NAIC, "BBB-" by Standard & Poor's, "Baa3" by Moody's, "BBB-" by Fitch Investor Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if each of the named rating agencies cease publishing ratings of investments.

         "Investment Grade Securities" shall mean non-equity securities which are rated at least "NAIC 2" by the NAIC, "BBB-" by Standard & Poor's, "Baa3" by Moody's, "BBB-" by Fitch Investor Services, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if each of the named rating agencies cease publishing ratings of investments.

         "IRS" shall mean the United States Internal Revenue Service.

         "Laws" shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "Lender" - see the introductory paragraph hereto.

         "Lending Office" shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time specify in writing to the Borrower and the Administrative Agent.

         "Licenses" - see Section 6.24; individually, a "License".

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).

         "Limited Partnership" shall mean an entity in which any Person holds a Limited Partnership Investment.

         "Limited Partnership Investments" shall mean, as to any Person, Investments in (a) limited partnership interests by such Person in partnerships with general partners other than the Borrower or its Affiliates or (b) any other Person that is managed by an investment manager other than the Borrower or its Affiliates which is engaged primarily in the business of making Investments and performing related activities, in each case, excluding Investments by separate accounts of the Reliance Standard Insurance Companies in such limited partnership interests in the ordinary course of business. For purposes of this Agreement, the Structured Notes shall be deemed to be Limited Partnership Investments.

         "Litigation" shall mean any litigation (including, without limitation, any governmental proceeding or arbitration proceeding), tax audit or investigative proceeding, claim, lawsuit, and/or investigation pending or threatened against or involving the Borrower, any of its Subsidiaries or other Affiliates or any of its or their businesses or operations.

         "Loan" - see Section 2.01.

         "Loan" shall mean an extension of credit by a Lender to the Borrower under Article II in the form of a Loan.

         "Loan Documents" shall mean this Agreement, each Note, the Fee Letter, the Intercreditor Agreement and the Pledge Agreements.

         "Loan Notice" shall mean a notice of (a) a borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

         "Loan Parties" shall mean, collectively, the Borrower and SIG Holdings.

         "Material Adverse Change" or "Material Adverse Effect" shall mean any change, event, action, condition or effect which individually or in the aggregate (a) impairs the validity or enforceability of this Agreement, the Notes, if any, or any other Related Document, or (b) subjects any officer of the Borrower or any of its Subsidiaries to criminal liability which could reasonably be expected to materially and adversely affect the Borrower, any of the Reliance Standard Insurance Companies or Safety National, or the Borrower and its Subsidiaries taken as a whole, or (c) materially and adversely affects the consolidated business, operations, prospects or financial condition of the Borrower and its Subsidiaries taken as a whole, or (d) impairs the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under this Agreement or any of the Related Documents.

         "Material Litigation" or "Material Litigation Development" shall mean any Litigation, or development in any Litigation, as the case may be (a) which involves this Agreement, any Related Document or other transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

         "Maturity Date" shall mean (a) December 16, 2005, as such date may be extended pursuant to Section 2.12, or (b) such earlier date upon which all Loans and other Obligations become due in accordance with the terms hereof.

         "Moody's" shall mean Moody's Investors Service, Inc. and any successor thereto.

         "Multiemployer Plan" shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make, or during the preceding five plan years has made or been obligated to make, contributions.

         "NAIC" shall mean the National Association of Insurance Commissioners, or any successor organization.

         "Net Income" shall mean, for any Person for any Calculation Period, the net income (or loss) of such Person for such Calculation Period as determined in accordance with GAAP.

         "Non-Insurance Subsidiary" shall mean a Subsidiary of the Borrower that is not engaged in the business of assuming insurance or reinsurance risk, and as of the date hereof, shall include all Subsidiaries of the Borrower other than the Reliance Standard Insurance Companies, Safety National, Safety First and Safety National Re.

         "Note" shall mean a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

         "Obligations" shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

         "Organization Documents" shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

         "Other Senior Indebtedness" shall mean, collectively, the Senior Notes and the SIG Notes.

         "Other Taxes" - see Section 3.01(b).

         "Outstanding Amount" shall mean on any date the aggregate outstanding principal amount of Loans after giving effect to any borrowings and payments occurring on such date.

         "Parent" shall mean Rosenkranz & Company, a New York limited partnership.

         "Participant" - see Section 11.07(d).

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Permitted Liens" - see Section 8.01.

         "Permitted Transactions" shall mean (a) transactions in which an investor sells U.S. Government Securities or mortgage-backed securities, including, without limitation, securities issued by the Government National Mortgage Association and the Federal Home Loan Mortgage Corporation, while simultaneously contracting to repurchase the same or "substantially the same" (as determined by the Public Securities Association and in accordance with GAAP) securities for a later settlement, (b) transactions in which an investor lends cash to a primary dealer and the primary dealer collateralizes the borrowing of the cash with certain securities, (c) transactions in which an investor lends securities to a primary dealer and the primary dealer collateralizes the borrowing of the securities with cash collateral, and (d) transactions in which an investor makes loans of securities to a broker dealer under an agreement requiring such loans to be continuously secured by cash collateral or U.S. Government Securities.

         "Person" shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" shall mean any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

         "Pledge Agreements" shall mean, collectively, the Borrower Pledge Agreement and the SIG Holdings Pledge Agreement.

         "Preferred Securities" shall mean the 9.31% Capital Securities, Series A of Delphi Funding L.L.C., and any other preferred securities issued by a limited liability company, business trust or similar entity, all of the common securities of which are owned by the Borrower and which is formed solely for the purpose of issuing such preferred securities and investing the proceeds of such issuance in debt securities of the Borrower; provided that the Borrower's repayment obligations under such debt securities relating to any such other preferred securities shall be subordinated to the Liabilities on terms satisfactory to the Required Lenders.

         "Pro Rata Share" shall mean, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule
2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Qualification" shall mean, with respect to any certificate covering any financial statements, a qualification to such certificate or financial statements (such as a "subject to" or "except for" statement therein) (a) resulting from a limitation on the scope of examination of such financial statements or the underlying data, (b) as to the capability of the Person whose financial statements are certified to continue operations as a going concern, or (c) which could be eliminated by changes in financial statements or notes thereto covered by such certificate (such as by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default; provided, that neither of the following shall constitute a Qualification: (i) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose financial statements are being certified have concurred; or (ii) a qualification relating to the outcome or disposition of threatened Litigation, pending Litigation being contested in good faith, pending or threatened claims or contingencies which cannot be determined with sufficient certainty to permit such financial statements to be qualified.

         "Reference Departments" shall mean the Department of the State of Illinois, in the case of RSL, the State of Missouri, in the case of Safety National, the State of New York, in the case of FRSL and the State of Texas, in the case of RSL-Texas.

         "Register" - see Section 11.07(c).

         "Reinsurance Agreements" shall mean any agreement, contract, treaty, certificate or other arrangement (other than a Surplus Relief Reinsurance Agreement) by which any of the Reliance Standard Insurance Companies or Safety National agrees to transfer or cede to another insurer all or part of the liability assumed or assets held by any one of the Reliance Standard Insurance Companies or Safety National under a policy or policies of insurance or under a reinsurance agreement assumed by any one of the Reliance Standard Insurance Companies. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement (other than a Surplus Relief Reinsurance Agreement) which is treated as such by the applicable Department or Reference Department.

         "Related Documents" shall mean the Notes, if any, the Pledge Agreements, the Tax Sharing Agreements, the Intercreditor Agreement and any and all other documents or instruments furnished or required to be furnished pursuant to Article IV or Article V, as the same may be amended or modified from time to time.

         "Reliance Standard Insurance Companies" shall mean RSL-Texas, RSL and FRSL.

         "Reportable Event" shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

         "Representatives" - see Section 11.08.

         "Required Lenders" shall mean, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitments have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

         "Responsible Officer" shall mean, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer or any assistant treasurer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

         "Risk Assets" shall mean fixed income securities which are not Investment Grade Securities, common stock (other than capital stock of any Federal Home Loan Bank), preferred stock which is not an Investment Grade Preferred Stock, mortgage loans (other than mortgage loans meeting the definition of U.S. Government Securities) and real estate (other than the property at which RSL's primary administrative offices may be located and the property known as 2029 and 2043 Woodland Parkway, St. Louis, Missouri or any other building and site at which Safety National's primary administrative office may be located); provided, however that the term "Risk Assets" shall not in any case include Investments in the Borrower or its Subsidiaries.

         "Risk-Based Capital Ratio" shall mean, with respect to any insurance company, the ratio of Adjusted Capital of such insurance company to the Company Action Level of such insurance company (as determined by the NAIC or the applicable Reference Department). In the event that there is a conflict between the Risk-Based Capital formulas adopted by the NAIC and the applicable Reference Department, the calculation of the Reference Department shall govern.

         "RSL" shall mean Reliance Standard Life Insurance Company, an Illinois insurance company.

         "RSL-Texas" shall mean Reliance Standard Life Insurance Company of Texas, a Texas insurance company.

         "Safety First" shall mean Safety First Insurance Company, an Illinois insurance company.

         "Safety National" shall mean Safety National Casualty Corporation, a Missouri insurance corporation.

         "SAP" shall mean, as to any insurance company, the statutory accounting practices prescribed or permitted by the Reference Department.

         "SEC" shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "Senior Notes" shall mean the $85,000,000 original principal amount of 8% Senior Notes due 2003 issued by the Borrower pursuant to the Indenture, as such notes may be amended or modified in accordance with the terms of this Agreement.

         "SIG Holdings" shall mean SIG Holdings, Inc., a Delaware corporation, formerly known as SIG Holdings Acquisition Corp.

         "SIG Holdings Pledge Agreement" - see Section 4.01(c).

         "SIG Note Agreement" shall mean that certain SIG Note Agreement, dated as of May 20, 1994, among SIG Holdings and the Purchasers named in Schedule I thereto, as the same may be amended or modified in accordance with the terms of this Agreement.

         "SIG Notes" shall mean the $45,000,000 original principal amount 8.50% Senior Secured Notes due May 20, 2003 issued pursuant to the SIG Note Agreement and assumed by SIG Holdings, as such notes may be amended or modified in accordance with the terms of this Agreement.

         "SIG Notes Pledge Agreement" shall mean that certain Pledge Agreement, dated as of May 20, 1994, between SIG Holdings and The Chase Manhattan Bank, N.A., as collateral agent, as the same may be amended or modified in accordance with the terms of this Agreement.

         "Solvent", as to any Person on a particular date, shall mean that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person and its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other obligations, Guarantees and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged and (f) such Person has not made any transfer or incurred any obligation, with the intent to hinder, delay or defraud either present or future creditors of such Person. For the purposes of this definition, in computing the amount of any Guarantee at any time, it is intended that such Guarantee will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         "Standard & Poor's" shall mean Standard & Poor's Ratings Services, a division of The McGraw Hill Corporation, Inc., and any successor thereto.

         "Statutory Financial Statements" - see Section 6.05(a)(i).

         "Statutory Liabilities" shall mean, as to any of the Reliance Standard Insurance Companies as of any date, the amount reported on line 26, page 3, column 1 of the Annual Statement of each of the Reliance Standard Insurance Companies and, as to Safety National as of any date, the amount reported on line 23, page 3, column 1 of the Annual Statement of Safety National, or, in each case, an amount determined in a consistent manner for any date other than one as of which an Annual Statement is prepared.

         "Structured Notes" shall mean the Secured Portfolio Notes, Series 1998-1B issued in 1998 by Bankers Trust Corporation (formerly Bankers Trust New York Corporation) to certain Subsidiaries of the Borrower.

         "Subsidiary" of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of members of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, that the term "Subsidiary" shall not refer to any Person where equity interests are held solely by separate accounts of the Reliance Standard Insurance Companies in the ordinary course of business.

         "Surplus Relief Reinsurance Agreements" shall mean any agreement whereby any of the Reliance Standard Insurance Companies or Safety National assumes or cedes business under a reinsurance agreement that would be considered a "financing-type" reinsurance agreement as determined in accordance with the Statement of Financial Accounting Standards 113 or any successor thereto.

         "Swap Contract" shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Synthetic Lease Obligation" shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "Tax Returns and Reports" shall mean all returns, reports and information required to be filed with any Governmental Authority with regard to taxes.

         "Tax Sharing Agreements" shall mean that certain Tax Preparation and Allocation Agreement, dated February 7, 1990, between RSL and RSL-Texas and that certain Tax Allocation Agreement among the Borrower, certain of its Non-Insurance Subsidiaries, SIG and Safety National, dated as of December 5, 1996, as amended, certified copies of which have been delivered to the Administrative Agent, and any other similar agreement entered into by the Borrower, any of the Reliance Standard Insurance Companies or Safety National from time to time, with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), as such agreements may be amended or modified or superseded from time to time as permitted by this Agreement.

         "Taxes" - see Section 3.01(a).

         "Tersk Investment" shall mean the Investment by the Borrower and certain Subsidiaries of the Borrower in equity interests and notes of Tersk LLC, a Delaware limited liability company.

         "Threshold Amount" shall mean $5,000,000.

         "Total Outstandings" shall mean the aggregate Outstanding Amount of all Loans.

         "Type" shall mean, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

         "Unfunded Pension Liability" shall mean the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         "U.S. Government Securities" shall mean obligations of, or obligations guaranteed as to principal and interest by, the United States Government or any agency or instrumentality thereof.

         1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b)      (i)      The words "herein," "hereto," "hereof" and
"hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                  (iii) The term "including" is by way of example and not limitation. The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

         (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03 ACCOUNTING TERMS. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

         (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement or the application of any provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio, requirement or provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, requirement or provision shall continue to be computed or applied in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         1.04 ROUNDING. Any financial ratio required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06 TIMES OF DAY. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

                                   ARTICLE II
                            THE COMMITMENTS AND LOANS

         2.01 LOANS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each a "Loan") to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender shall not exceed the amount of such Lender's Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this
Section 2.01, prepay under Section 2.03 and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans.

         2.02     BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

         (a) Each Borrowing, each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two Business Days prior to the requested date of any borrowing of, conversion of or to or continuation of Eurodollar Rate Loans, and
(ii) on the requested date of any borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a higher integral multiple of $1,000,000. Each borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a higher integral multiple of $100,000. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or continued or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a borrowing of, conversion to or continuation of Eurodollar Rate Loans in a Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

         (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a continuation is provided by the Borrower, the Administrative Agent shall notify each

Lender of the details of any automatic conversion to Base Rate Loans described in the preceding clause. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. So long as the Administrative Agent has not received notice that the applicable conditions set forth in Article V have not been satisfied, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

         (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

         (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. Each determination of an applicable Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to any borrowing, conversion or continuation of Loans, there shall not be more than ten Interest Periods in effect.

         2.03     PREPAYMENTS.

         The Borrower may, upon notice to the Administrative Agent, from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a higher integral multiple of $500,000; and (ii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a higher integral multiple of $100,000 (or the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of the applicable prepayment. If such a notice is given by the Borrower, the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

         2.04     TERMINATION OR REDUCTION OF COMMITMENTS.

         The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitment or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any partial reduction shall be in an aggregate amount of $2,000,000 or a higher integral multiple of $1,000,000 and
(ii) the Borrower may not reduce the Aggregate Commitments to an amount less than the Total Outstandings. The Administrative Agent will promptly notify the Lenders of its receipt of any notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

         Concurrently with the issuance by the Borrower of unsecured senior or subordinated debt obligations evidenced by bonds, debentures, notes or similar instruments (not including the Obligations) in an aggregate principal amount of at least $75,000,000, the Aggregate Commitment will be reduced to $100,000,000. Such reduction will be applied to the Commitments of each Lender according to its Pro Rata Share. The Borrower shall upon such reduction prepay the Loans to the extent such Loans exceed the reduced Aggregate Commitments.

         2.05 REPAYMENT OF LOANS. The Borrower shall repay all outstanding Loans on the Maturity Date.

         2.06     INTEREST.

         (a) Subject to the provisions of clause (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period therefor at a rate per annum equal to the Applicable Rate for a Eurodollar Rate Loan and for such Interest Period; and
(ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate for a Base Rate Loan from time to time in effect.

         (b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall (to the extent permitted by applicable Law) thereafter bear interest at the Default Rate from time to time in effect. Furthermore, upon request of the Required Lenders, while any Event of Default exists, all outstanding Obligations shall (to the extent permitted by applicable Law) bear interest at the Default Rate from time to time in effect. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

         (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.07     FEES.

         (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate for such fee times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate for such fee during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

         (b) Utilization Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a utilization fee of 0.25% (or, if the Aggregate Commitments are less than or equal to $100,000,000, 0.125%) per annum times the Total Outstandings on each day that the Total Outstandings exceed 50% of the Aggregate Commitments. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article V is not met.

         (c) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                  (ii) The Borrower shall pay to the Administrative Agent, for the account of each Lender, an upfront fee on the Closing Date in the amount previously agreed to by the Borrower and such Lender. Upfront fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.08 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

         2.09 EVIDENCE OF DEBT. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         2.10     PAYMENTS GENERALLY.

         (a) All payments to be made by the Borrower hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by the Administrative Agent. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

         (c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                  (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

                  (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

         (e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase any participation.

         (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.11 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

         2.12     EXTENSION OF MATURITY DATE.

         (a) Not earlier than 90 days prior to, nor later than 45 days prior to, each anniversary of the Closing Date, the Borrower may, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect. Within 30 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender's sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders' responses. If any Lender declines, or is deemed to have declined, to consent to such extension, the Borrower may cause any such Lender to be replaced as a Lender pursuant to Section 11.17.

         (b) The Maturity Date shall be extended only if all Lenders (after giving effect to any replacements of Lenders permitted herein) (the "Consenting Lenders") have consented thereto. If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the following year, effective as of the anniversary of the Closing Date then in effect (such existing Maturity Date being the "Extension Effective Date"). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension and the Extension Effective Date. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) and (b) and subsection
(d), respectively, of Section 7.01, and (B) no Default exists.

         (c)      This Section shall supersede any provisions in Section 2.11 or
11.01 to the contrary.

                                   ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     TAXES.

         (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities, "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (all of the foregoing, "Other Taxes").

         (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

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

         (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this clause (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

         3.02 ILLEGALITY. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower and the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert each Eurodollar Rate Loan of such Lender to a Base Rate Loan, either on the last day of the Interest Period therefor or on such earlier date on which such Lender may no longer lawfully continue to maintain such Eurodollar Rate Loan. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Thereafter, for so long as such circumstances continue, all Loans which would otherwise be made or maintained by such Lender as Eurodollar Rate Loans shall be Base Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for any notice described above and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         3.03 INABILITY TO DETERMINE RATES. If the Required Lenders in good faith determine that for any reason adequate and reasonable means do not exist for determining IBOR for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

         3.04     INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

         (a) If any Lender in good faith determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this clause (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which

Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the jurisdiction under the laws of which such Lender is organized or in which such Lender has its Lending Office and (iii) reserve requirements utilized in the determination of the Eurodollar Rate, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

         (b) If any Lender in good faith determines that the introduction of, or any change in or in the interpretation of, any Law after the date hereof, regarding capital adequacy has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction, provided that such Lender shall have used reasonable efforts to mitigate said additional amounts.

         3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any continuation, conversion, payment or prepayment of a Eurodollar Rate Loan on a day other than the last day of an Interest Period for such Loan (whether voluntary, mandatory, by reason of acceleration or otherwise);

         (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to borrow, continue or convert any Loan into a Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

         (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by such Lender to maintain such Loan or from fees payable to terminate any deposit from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by such Lender at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or any Lender may use any reasonable averaging and attribution methods.

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

         (b)      Upon any Lender's making a claim for compensation under
Section 3.01 or 3.04 or giving notice under Section 3.02, the Borrower may replace such Lender in accordance with Section 11.17.

         3.07 SURVIVAL. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                   ARTICLE IV
                                   COLLATERAL

         4.01     PLEDGE.

         (a) Concurrently with or prior to the Closing Date, the Borrower shall execute and deliver to the Collateral Agent a pledge agreement (herein, as the same may be amended or modified, called the "Borrower Pledge Agreement") in substantially the form attached hereto as Exhibit G covering, among other things, all of the issued and outstanding capital stock of RSL-Texas and the issued and outstanding capital stock of the Borrower's other Subsidiaries directly owned by the Borrower.

         (b) Concurrently with or prior to any Acquisition permitted by the terms of this Agreement, the Borrower shall comply with Section 7.11; provided, however, that no such compliance shall be required after a release pursuant to the terms of Section 4.02.

         (c) Concurrently with or prior to the Effective Date, the Borrower shall cause SIG Holdings to execute and deliver to the Collateral Agent a pledge agreement, in substantially the form attached hereto as Exhibit H (herein, as the same may be amended or modified, called the "SIG Holdings Pledge Agreement"), covering, among other things, all of the issued and outstanding capital stock of Safety National.

         4.02 RELEASE OF COLLATERAL. Concurrently with the issuance by the Borrower of senior or subordinated unsecured debt obligations evidenced by bonds, debentures, notes or similar instruments (not including the Obligations) in an aggregate principal amount of at least $75,000,000 at such time as no Default shall have occurred and be continuing, the Collateral shall be released.

                                    ARTICLE V
                          CONDITIONS PRECEDENT TO LOANS

         5.01 CONDITIONS OF INITIAL LOAN. The obligation of each Lender to make its initial Credit Loan is subject to satisfaction of the following conditions precedent:

         (a) The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

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

                  (i) executed counterparts of this Agreement, the Borrower Pledge Agreement, the SIG Holdings Pledge Agreement and the Intercreditor Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

                  (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

                  (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

                  (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and validly existing in the jurisdiction of its organization or formation;

                  (v) a favorable opinion of Chad W. Coulter, general counsel to the Loan Parties, substantially in the form of Exhibit E;

                  (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party (and such consents, licenses and approvals shall be in full force and effect) or (B) stating that no such consents, licenses or approvals are so required;

                  (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

                  (viii) evidence that the Existing Credit Agreements have been or concurrently with the Closing Date are being terminated and all outstanding obligations thereunder paid in full; and

                  (ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

         (b) The Borrower shall have paid to the Administrative Agent, the Arranger, the Co-Arranger or any Lender all fees required to be paid on or before the Closing Date.

         (c) The Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate

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

shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

         (d)      The Closing Date shall have occurred before December 31, 2002.

         5.02 CONDITIONS TO ALL LOANS. The obligation of each Lender to honor any request for a Loan is subject to the following conditions precedent:

         (a) Each representation and warranty of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which is contained in any document furnished at any time under or in connection herewith or therewith, as updated from time to time in a manner reasonably acceptable to the Required Lenders, shall be true and correct in all material respects on and as of the date of the requested Loan, except to the extent that such representation and warranty specifically refers to an earlier date, in which case it shall be true and correct as of such earlier date.

         (b)      No Default shall exist or would result from the requested
Loan.

         (c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

         Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Administrative Agent and the Lenders that:

         6.01 EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation,
(b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business substantially as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws except, in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary organizational action on the part of such Person and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation or imposition of any Lien (other than for the benefit of the Administrative Agent and the Lenders) under, (i) any

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

Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

         6.03 GOVERNMENTAL AUTHORIZATION; OTHER CONSENTS. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

         6.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms.

         6.05     FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

         (a)      Statutory Financial Statements.

                  (i) The Annual Statements, or the quarterly statements, as the case may be, of each of the Reliance Standard Insurance Companies and Safety National including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and Statutory Liabilities, in each case as filed with the appropriate Governmental Authority of its state of domicile (the "Department") and delivered to each Lender prior to the execution and delivery of this Agreement, as of, and for the 2001 Fiscal Year, and as of the end of, and for, the Fiscal Quarter ended June 30, 2002 (collectively, the "Statutory Financial Statements"), have been prepared in accordance with SAP applied on a consistent basis. Each such Statutory Financial Statement was in compliance in all material respects with applicable law when filed. The Statutory Financial Statements fairly present the financial condition, the results of operations, changes in equity and changes in financial position of each of the Reliance Standard Insurance Companies and Safety National as of and for the respective dates and periods indicated therein in accordance with SAP applied on a consistent basis. Except for liabilities and obligations, including, without limitation, reserves, policy and contract claims and Statutory Liabilities (all of which have been computed in accordance with SAP), disclosed or provided for in the Statutory Financial Statements, the Reliance Standard Insurance Companies and Safety National did not have, as of the respective dates of each of such financial statements any liabilities or obligations (whether absolute or contingent and whether due or to become due) which, in conformity with SAP, applied on a consistent basis, would have been required to be or should be disclosed or provided for in such financial statements. All books of account of the Reliance Standard Insurance Companies and Safety National fully and fairly disclose, in all material respects, all of the transactions, properties, assets, investments, liabilities and obligations of the Reliance Standard Insurance Companies and Safety National and all of such books of account are in the possession of each of the Reliance Standard Insurance Companies and Safety National and are true, correct and complete in all material respects.

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

                  (ii) The investments of each of the Reliance Standard Insurance Companies and Safety National reflected in the Annual Statements filed with the Department with respect to each of the Reliance Standard Insurance Companies' and Safety National's 2001 Fiscal Year (the "2001 Annual Statements"), as updated through the June 30, 2002 quarterly statements (the "2002 Quarterly Statements"), comply in all material respects with all applicable requirements of the applicable Department as to investments which may be made by such Reliance Standard Insurance Company and Safety National.

                  (iii) The provisions made in the 2001 Annual Statements and in the 2002 Quarterly Statements for reserves, policy and contract claims and Statutory Liabilities are in compliance in all material respects with the requirements of the applicable Department and have been computed in accordance with SAP.

                  (iv) Marketable securities and short term investments reflected, with respect to the Reliance Standard Insurance Companies, in line 11, page 2, column 3 and, with respect to Safety National, in line 9, page 2, column 3, of their respective 2001 Annual Statements and in the 2002 Quarterly Statements are valued at cost, amortized cost or market value, as noted on such Statutory Financial Statements and as required by applicable law.

                  (v) There has been no change, event, action, condition or effect which individually or in the aggregate materially and adversely affects the consolidated business, operations, financial prospects or condition of the Reliance Standard Insurance Companies taken as a whole or Safety National since December 31, 2001. Except as set forth on
         Schedule 6.05, no dividends or other distributions have been declared, paid or made upon any shares of capital stock of any of the Reliance Standard Insurance Companies or Safety National nor have any shares of capital stock of any of the Reliance Standard Insurance Companies or Safety National been redeemed, retired, purchased or otherwise acquired since December 31, 2001, other than as reflected in the balance sheets of the Reliance Standard Insurance Companies or Safety National.

         (b)      GAAP Financial Statements.

                  (i) The audited consolidated financial statements of the Borrower as of the end of, and for, the 2001 Fiscal Year (the "Audited Financial Statements"), and the unaudited consolidated financial statements of the Borrower as of the end of, and for, the Fiscal Quarter ended September 30, 2002, copies of which have been furnished to the Administrative Agent and each of the Lenders, have been prepared in conformity with GAAP applied on a consistent basis (except to the extent necessitated by changes in GAAP during the relevant periods), and accurately present the financial condition of the Borrower and each of its Subsidiaries as at such dates and the results of operations for the periods then ended.

                  (ii) There has been no change, event, action, condition or effect which individually or in the aggregate materially and adversely affects the consolidated business, operations, financial prospects or financial condition of the Borrower or its Subsidiaries taken as a whole since December 31, 2001. Except as set forth on Schedule

         6.05, no dividends or other distributions have been declared, paid or made upon any shares of capital stock of the Borrower or any of its Subsidiaries, nor have any shares of capital stock of the Borrower or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired, since December 31, 2001.

                  (iii) With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the condensed balance sheet and condensed statements of operations, of stockholders' equity and of cash flows, which as of such date shall most recently have been furnished by or on behalf of the Borrower to each Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein), and shall present fairly (in a condensed manner) the consolidated financial condition of the corporations covered thereby as at the dates thereof and for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end and audit adjustments.

         (c) Material Adverse Change. No Material Adverse Change has occurred since December 31, 2001.

         6.06 LITIGATION AND GUARANTEES. No Material Litigation is pending or threatened except as set forth (including estimates of the Dollar amounts involved) in Schedule 6.06. The Borrower and its Subsidiaries have no material Guarantees other than (a) as provided for or disclosed on Schedule 6.06 or in the financial statements referred to in Section 6.05 or (b) any Guarantees consisting of a guarantee by the Borrower with respect to any payment obligations under Preferred Securities.

         6.07 NO DEFAULT. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

         6.08 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

         6.09 ENVIRONMENTAL COMPLIANCE. There are no claims alleging potential liability or responsibility for violation of any Environmental Law or any such violation on the Borrower's and its Subsidiaries' respective businesses, operations and properties, that could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

         6.10 TAXES. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

         6.11     ERISA COMPLIANCE.

         (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

         (b) There is no pending or, to the best knowledge of the Borrower, threatened claim, action or lawsuit, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c)(i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a liability in excess of $10,000,000; (ii) no Pension Plan has any Unfunded Pension Liability in excess of $10,000,000 in the aggregate for all Pension Plans; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) in excess of $10,000,000 in the aggregate for all Pension Plans; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) in excess of $10,000,000 in the aggregate; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA that could reasonably be expected to result in a liability in excess of $10,000,000.

         6.12 SUBSIDIARIES. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.12.

         6.13 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

         (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB) or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section
8.01 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

         (b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

         6.14 DISCLOSURE. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

         6.15 COMPLIANCE WITH LAWS. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate with all other such failures, could not reasonably be expected to have a Material Adverse Effect.

         6.16 COLLATERAL. As security for the Liabilities, the Collateral Agent has possession of all Collateral which consists of instruments or securities as defined in the UCC, other than the Safety National shares pledged to the holders of the SIG Notes, and, subject to the terms of the Intercreditor Agreement, has a valid, first priority perfected Lien on the Collateral. Except as set forth on Schedule 8.01, there are no Liens or UCC financing statements on file naming the Borrower or any of its Subsidiaries as debtor, except for Permitted Liens.

         6.17     RESERVES.

         (a) All life insurance reserves shown as such on federal tax returns (other than individual annuity contracts) of each of the Reliance Standard Insurance Companies qualify as life insurance reserves under section 816(b) of the Code or under former section 801(b) of the Code.

         (b) All current Reinsurance Agreements among the Reliance Standard Insurance Companies and Safety National and their respective Affiliates have, at all times, been conducted on an arm's-length basis.

         (c) Each of RSL and RSL-Texas is a life insurance company as defined in section 816 of the Code.

         (d) RSL and RSL-Texas are includable life insurance companies as described in section 1504(c)(1) of the Code.

         6.18 PROCEEDS. The proceeds of the Loans will be used for general corporate purposes.

         6.19 INSURANCE. Schedule 6.19 sets forth a true and correct summary of all insurance carried by the Borrower and its Subsidiaries. The Borrower and its Subsidiaries are adequately insured for their benefit under policies issued by insurers of recognized responsibility. No notice of any pending or threatened cancellation or material premium increase has been received by the Borrower or any of its Subsidiaries with respect to any of such insurance policies. The Borrower and its Subsidiaries are in compliance with all material conditions contained in such insurance policies.

         6.20 GOVERNMENTAL AUTHORIZATIONS. The Borrower and its Subsidiaries have all licenses, franchises, permits and other governmental authorizations necessary for all businesses presently carried on by them (including ownership and leasing of the real and personal property owned and leased by them), except where failure to obtain such licenses, franchises, permits and other governmental authorizations would not have a Material Adverse Effect.

         6.21 REPRESENTATIONS IN OTHER AGREEMENTS TRUE AND CORRECT. Each of the representations and warranties contained in each Related Document (each as originally executed notwithstanding any amendment, modification or termination thereof except to the extent consented to by the Required Lenders) is true and correct.

         6.22 BUSINESS LOCATIONS; TRADE NAMES. Schedule 6.22 lists each of the locations where the Borrower or any of its Subsidiaries maintains an office, a place of business or any records together with each corporate, fictitious or trade name under or by which the Borrower or any of its Subsidiaries conducts or has conducted its business.

         6.23 SOLVENCY. The Borrower and each of its Subsidiaries is, and after consummation of this Agreement and after giving effect to all Indebtedness incurred and Liens created by the Borrower and each of its Subsidiaries in connection herewith and therewith and the application of proceeds therefrom will be, Solvent.

         6.24 INSURANCE LICENSES. Schedule 6.24 lists all of the jurisdictions in which each of the Reliance Standard Insurance Companies, Safety National, and after consummation of any other Acquisition permitted by this Agreement, each Acquired Person (to the extent applicable) hold licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance and reinsurance business (collectively, the "Licenses"). No such License is the subject of a proceeding for suspension or revocation or any similar proceedings and, to the best knowledge of the Borrower, there is no

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

sustainable basis for such a suspension or revocation and no such suspension or revocation is threatened by any state insurance department. Schedule 6.24 indicates that line or lines of insurance which each of the Reliance Standard Insurance Companies, Safety National and such Acquired Person are permitted to be engaged in with respect to each License therein listed. The Reliance Standard Insurance Companies, Safety National and such Acquired Person do not transact any insurance business, directly or indirectly, in any state or jurisdiction other than those enumerated on Schedule 6.24, where such business requires any license, permit, governmental approval, consent or other authorization (other than those obtained).

         6.25 NO DEFAULT. Neither the Borrower nor any of its Subsidiaries is in default under any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or affected, which default could reasonably be expected to materially and adversely affect the financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

         6.26 PLEDGED SHARES. All of the shares of capital stock of the Borrower and its Subsidiaries are duly authorized and validly issued and are fully paid and non-assessable. The shares of capital stock of the Borrower's Subsidiaries pledged pursuant to the Pledge Agreements represent 100% of the issued and outstanding capital stock of such Subsidiaries. All of the shares of capital stock and surplus debentures, if any, of the Borrower's Subsidiaries pledged as Collateral are owned by the Borrower (other than the capital stock of Safety National, which is wholly-owned by SIG Holdings).

         6.27 INDEBTEDNESS PERMITTED. The Loans to be made with respect to any Notice of Borrowing submitted by the Borrower under this Agreement are and at the time of the incurrence of the Indebtedness evidenced by such Loans will be permitted under the Indenture, and the Other Senior Indebtedness and will not be in violation or breach of any term contained therein.

         6.28 SECURITIES LAWS. Neither the Borrower nor any of its Affiliates, nor, to the best of their knowledge, anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Loans or any other Liabilities for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to, any Person that would subject the issuance or sale of the Loans or any other Liabilities to registration under the Securities Act of 1933, as amended.

         6.29 REPLACEMENT OF SCHEDULES. Any Schedule delivered to the Lenders under this Article VI may be amended and replaced with the consent of the Required Lenders (such consent not to be unreasonably withheld) so that the representations and warranties set forth in this Article VI shall be true and correct at the time made by the Borrower; provided that the consent of the Required Lenders shall not be required to (a) amend Schedule 6.19, (b) to amend
Schedule 6.22 to add additional locations thereto within the continental United States of America or (c) to amend Schedule 6.22 to add additional Licenses.

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

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of Sections 7.01, 7.02, and 7.11) cause each Subsidiary to:

         7.01 REPORTS, CERTIFICATES AND OTHER INFORMATION. Unless otherwise provided herein, furnish or cause to be furnished to the Administrative Agent and each Lender:

         (a) Audit Report. As soon as available, but in any event within one hundred (100) days after the end of each Fiscal Year of the Borrower:

                  (i) copies of the audited consolidated balance sheet, statement of earnings, stockholders' equity and cash flows of the Borrower as at the end of such Fiscal Year and an unaudited consolidating balance sheet of the Borrower as of the end of such Fiscal Year and the related statements of earnings for such Fiscal Year, in each case setting forth the figures as of the end of, and for, the previous year, prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein, certified (as to the consolidated balance sheet, statement of earnings, stockholders' equity and cash flows only) without Qualification by Ernst & Young (or such other independent certified public accountants of recognized standing acceptable to the Required Lenders); and

                  (ii) a certificate from such accountants containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Sections 8.16 through 8.20, and to the effect that, in making the examination necessary for the signing of the annual audit report of the Borrower by such accountants, they have not become aware of any non-compliance by the Borrower under this Agreement or the Related Documents or any Default;

         (b) Quarterly Reports. As soon as available, but in any event within fifty-two (52) days after the end of each Fiscal Quarter of each Fiscal Year of the Borrower, copies of the unaudited consolidated balance sheet, statement of earnings, stockholders' equity and cash flows of the Borrower as at the end of and for such Fiscal Quarter and an unaudited consolidating balance sheet of the Borrower as at the end of such Fiscal Quarter and the related unaudited statements of earnings for such Fiscal Quarter and the portion of the Fiscal Year through such Fiscal Quarter, and with respect to the consolidated balance sheet, statement of earnings, stockholders' equity and cash flows setting forth in comparative form the figures as of the end of, and for, the corresponding periods of the previous Fiscal Year and the previous Fiscal Quarter, prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and certified by the chief financial officer of the Borrower as presenting fairly the financial condition and results of operations of the Borrower and its Subsidiaries (subject to normal year-end and audit adjustments);

         (c) Tax Returns and Reports. If requested by the Administrative Agent or a Lender, copies of all federal, state, local and foreign Tax Returns and Reports filed by the Borrower and any of its Subsidiaries;

         (d)      SAP Financial Statements.

                  (i)      As soon as possible, but in any event within seventy
         (70) days after the end of each Fiscal Year of each of the Reliance Standard Insurance Companies, Safety National, and, after the consummation of any other Acquisition permitted under this Agreement, each Acquired Person (to the extent applicable), a copy of the Annual Statement of such Reliance Standard Insurance Company, Safety National and such Acquired Person for such Fiscal Year prepared in accordance with SAP and accompanied by the certification of the chief financial officer of such Reliance Standard Insurance Company, Safety National and such Acquired Person that such financial statement presents fairly, in accordance with SAP, the financial condition and results of operations of such Reliance Standard Insurance Company, Safety National and such Acquired Person as of the end of, and for, the period then ended;

                  (ii) As soon as possible, but in any event within fifty-two (52) days after the end of each Fiscal Quarter of each Fiscal Year of each of the Reliance Standard Insurance Companies, Safety National, and, after the consummation of any other Acquisition permitted under this Agreement, each Acquired Person (to the extent applicable) a copy of the quarterly statement of such Reliance Standard Insurance Company, Safety National and such Acquired Person for such Fiscal Quarter, all prepared in accordance with SAP and accompanied by the certification of the chief financial officer of such Reliance Standard Insurance Company, Safety National and such Acquired Person that all such financial statements present fairly in accordance with SAP the financial condition and results of operations of such Reliance Standard Insurance Company, Safety National and such Acquired Person as of the end of, and for, the period then ended;

                  (iii) Within thirty (30) days after being delivered to any of the Reliance Standard Insurance Companies, Safety National, and, after consummation of any other Acquisition permitted under this Agreement, each Acquired Person (to the extent applicable), any final Triennial Examination Report issued by the Department or the NAIC;

                  (iv) Within one hundred (100) days after the close of each Fiscal Year of each of the Reliance Standard Insurance Companies, Safety National, and, after consummation of any other Acquisition permitted under this Agreement, each Acquired Person (to the extent applicable), a copy of the "Statement of Actuarial Opinion" and "Management Discussion and Analysis" for such Reliance Standard Insurance Company, Safety National and such Acquired Person which is provided to the applicable Department (or equivalent information should the Department no longer require such a statement) as to the adequacy of loss reserves of such company. Such opinion shall be in the format prescribed by the Department;

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

         (e) Compliance Certificate. Contemporaneously with the furnishing of a copy of each set of the statements and reports provided for in Sections 7.01(a) and (b), a duly completed certificate, substantially in the form of Exhibit C (the "Compliance Certificate"), signed by the chief financial officer of the Borrower, containing, among other things, a computation of, and showing compliance with, each of the applicable financial ratios and restrictions contained in Sections 8.05(c)(ii) and (iii) and Sections 8.16 through 8.20 and to the effect that as of such date, to the best of Borrower's knowledge, no Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it;

         (f) Auditors' Materials. Promptly upon receipt thereof, copies of all management letters and reports regarding the Borrower or any of its Subsidiaries submitted to the Borrower or its Subsidiaries by independent public accountants in connection with each annual audit report made by such accountants of the books of the Borrower or any of its Subsidiaries;

         (g) Business Plan and Projections. As soon as available, but in any event no later than sixty (60) days after the beginning of each Fiscal Year, updated projections of the Borrower, including, without limitation, the operating cash flow of the Borrower for such Fiscal Year and the statutory income statement of RSL, Safety National and, after consummation of any other Acquisition permitted by this Agreement, each Acquired Person (to the extent applicable) for such Fiscal Year and, if available, additional future Fiscal Years;

         (h) Reports to SEC and to Shareholders. Promptly upon the filing or making thereof, copies of each filing and report made by the Borrower or any of its Subsidiaries with or to any securities exchange or the Securities and Exchange Commission and of each communication from the Borrower to shareholders generally in their capacity as shareholders;

         (i) Notice of Default, Litigation and License Matters. Promptly and without delay upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto:

                  (i)      the occurrence of a Default,

                  (ii) the institution of any Material Litigation or the occurrence of any Material Litigation Development,

                  (iii) the commencement of any dispute which might lead to the material modification, transfer, revocation, suspension or termination of this Agreement or any Related Document,

                  (iv)     any Material Adverse Change, or

                  (v) any announcement by Standard & Poor's or Moody's or such other rating agency whose rating becomes applicable pursuant to the provisions of the definition of "Applicable Rate" of any change of any Debt Rating of the Borrower.

         (j)      Insurance and Actuarial Reports.

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

                  (i) written notification thirty (30) days prior to any cancellation or material change of any insurance policy listed on
         Schedule 6.19 by the Borrower or any of its Subsidiaries, and within five (5) Business Days after receipt of any notice (whether formal or informal) of cancellation or material change by any of its insurers if, in either case, such cancellation or change could reasonably be expected to cause a Material Adverse Change; and

                  (ii) promptly for each Reliance Standard Insurance Company, Safety National, and after consummation of any other Acquisition permitted by this Agreement, each Acquired Person (to the extent applicable) to the Administrative Agent (which shall promptly furnish to the Lenders) all actuarial reports required to be delivered to the Department;

         (k) ERISA Liability. Promptly upon learning of the occurrence of an ERISA Event, written notice thereof describing the same and the steps being taken by Borrower with respect thereto;

         (l) Information Concerning the Parent and the Subsidiaries. Promptly upon learning thereof, written notice of

                  (i) the occurrence with respect to any of its Subsidiaries or the Parent of any of the events the occurrence of which in relation to the Borrower would constitute an Event of Default under
         Section 9.01(f);

                  (ii) the execution of any agreement by any of its Subsidiaries to merge with or consolidate into or with, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, or for the sale, transfer, lease or conveyance by any of its Subsidiaries of all or any substantial part of its assets or sale or assignment without recourse of any of its receivables; and

                  (iii) any action which may reasonably be expected to result in a Change in Control;

         (m) Insurance Holding Company Filings. Copies of all material Insurance Holding Company System Act filings with Governmental Authorities by the Borrower which seek approval of Governmental Authorities with respect to transactions between the Borrower and its Affiliates or which relate to dividends no later than ten (10) Business Days after such filings are made;

         (n) Insurance Licenses. Within ten (10) Business Days of such notice, notice of actual suspension, termination or revocation of any License or material restriction thereon of any of the Reliance Standard Insurance Companies, Safety National, and after consummation of any other Acquisition permitted hereunder, each Acquired Person (to the extent applicable) by any Governmental Authority or of receipt of notice from any Governmental Authority notifying any of the Reliance Standard Insurance Companies, Safety National or such Acquired Person of a scheduled hearing (which is not withdrawn within ten
(10) days) relating to such a suspension, termination, revocation or restriction, including any request by a Governmental Authority which commits any of the Reliance Standard Insurance Companies, Safety National or such Acquired Person to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of any of the Reliance Standard Insurance Companies, Safety National or such Acquired Person to conduct its business;

         (o) Insurance Proceedings. Within ten (10) Business Days of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of any of the Reliance Standard Insurance Companies, Safety National, and, after consummation of any other Acquisition permitted under this Agreement, each Acquired Person (to the extent applicable) including any agent or managing general agent thereof, which could reasonably be expected to have a Material Adverse Effect;

         (p) Changes in Applicable Insurance Code. Promptly, upon knowledge of the Borrower, any of the Reliance Standard Insurance Companies, Safety National, or, after consummation of any other Acquisition permitted under this Agreement, each Acquired Person (to the extent applicable) to the Administrative Agent (who shall promptly deliver such notice to the Lenders), notice of any actual or proposed material changes in any Applicable Insurance Code which could reasonably be expected to cause a Material Adverse Change;

         (q) Reinsurance Agreements. Promptly, notice of any material change or modification to any Reinsurance Agreements or Surplus Relief Reinsurance Agreements whether entered into before or after the Closing Date including Reinsurance Agreements, if any, which were in a runoff mode on the Closing Date, which change or modification could have a Material Adverse Effect;

         (r) Investments. Within fifty-two (52) days of the end of each Fiscal Quarter and one hundred (100) days of the end of each Fiscal Year, (a) a list of the Limited Partnership Investments of the Borrower and its Subsidiaries and the Borrower's best estimates of capital account changes and performance as to each of such Limited Partnership Investments (based on information provided by the managers of such partnerships) and (b) an updated calculation of the aggregate Limited Partnership Investments' standard deviation of monthly rates of return and a comparison of such standard deviation to that of the S&P 500 and the Salomon Bond Index (or their equivalents);

         (s)      Revenue Agent Notices. Promptly, and in any event within ten
(10) days of receipt, any revenue agent's reports or statutory notices of deficiency related to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;

         (t) Notice of Tax Claim. Prompt notice to the Administrative Agent of the commencement of any claim, audit, examination, notice of deficiency, or other change or adjustment by any Governmental Authority (a "Tax Claim"), or of the extension of any statute of limitations regarding Taxes which could reasonably be expected to have a Material Adverse Effect;

         (u) Other Tax Information. Upon request of the Administrative Agent or a Lender, promptly to the Administrative Agent copies of all correspondence (including without limitation, notices, requests, explanations, determinations, schedules, charts and lists) delivered to any Governmental Authority in connection with any Tax Claim or Taxes and any protest, petition or refund suit filed on behalf of any Subsidiaries in connection with any Tax Claim or Taxes;

         (v) Tax Sharing Agreements. Promptly upon execution, an executed copy of any Tax Sharing Agreement permitted by this Agreement executed after the Effective Date; and

         (w) Other Information. From time to time such other information and certifications concerning the Borrower and any of its Subsidiaries as the Administrative Agent, the Collateral Agent or a Lender may reasonably request.

         To the extent reasonably possible, the Borrower will deliver any such documents electronically. If not delivered electronically, the Borrower will deliver sufficient copies for all Lenders.

         7.02 PAYMENT OF OBLIGATIONS. Pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including
(a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, unless any of the foregoing is being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or SAP, as the case may be, are being maintained by the Borrower or such Subsidiary.

         7.03 PRESERVATION OF EXISTENCE, ETC. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.02; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

         7.04 MAINTENANCE OF PROPERTIES. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         7.05 MAINTENANCE OF INSURANCE. Maintain, with financially sound and reputable insurance companies which are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

         7.06 COMPLIANCE WITH LAWS; MATERIAL CONTRACTUAL OBLIGATIONS. Comply in all material respects with (a) the requirements of all Laws (including ERISA and Environmental

Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) all material Guarantees, except in such instances in which (i) such material Guarantee is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         7.07 BOOKS AND RECORDS. Maintain proper books of record and account, in which full, true and correct entries sufficient to prepare financial statements in conformity with GAAP or SAP, as the case may be, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

         7.08 INSPECTION RIGHTS. Subject to the Administrative Agent's and the Lenders' obligations under Section 11.08, permit the Representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

         7.09     LIABILITIES.

         (a) Cause each of the Reliance Standard Insurance Companies (other than FRSL) to continue to qualify as life insurance companies under section 816 of the Code, except to the extent failure to so qualify would not materially adversely impact the cash under the Tax Sharing Agreements which would have been available to the Borrower if such Reliance Standard Insurance Company had continued to qualify as a life insurance company; and

         (b) Cause each of the Reliance Standard Insurance Companies to promptly file consolidated federal tax returns and to include all such companies on such returns, except to the extent failure to so file a consolidated federal tax return would not adversely impact the cash under the Tax Sharing Agreements which would have been available to the Borrower if such Reliance Standard Insurance Company had filed a consolidated federal tax return.

         7.10 DIVIDENDS. To the maximum extent permitted by law, without necessitating approval of the Department, cause each of the Reliance Standard Insurance Companies and Safety National to make dividends or principal or interest payments on surplus debentures to the Borrower, RSL-Texas, RSL or SIG Holdings, as applicable, to the extent necessary to satisfy the Obligations.

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

         7.11 FURTHER ASSURANCES. Upon any Acquisition, if such Acquisition is made by the acquisition by the Borrower directly of capital stock, partnership interests, membership interests or equity interests (or warrants, options or other rights to acquire any of the foregoing), the Borrower shall take such action as may be reasonably requested by the Administrative Agent to cause such interests in the Acquired Person acquired by the Borrower to be subject to a first priority security interest of the Administrative Agent as Collateral for the Obligations, subject, however, to any Liens on such interests existing at the time a Person becomes an Acquired Person.

         7.12 TAX RETURN. File a consolidated federal income tax return for the Borrower and its Subsidiaries which are eligible for inclusion therein, for the year ended December 31, 2002.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall:

         8.01 LIENS. Not, and not permit any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (which shall be referred to as "Permitted Liens"):

         (a) Liens in favor of the Collateral Agent for the benefit of the Lenders pursuant to this Agreement and the Related Documents;

         (b) Liens for current Taxes not delinquent or for Taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

         (c) Liens in connection with the acquisition or leasing of fixed or capital assets after the date hereof attaching only to the property being acquired, provided the Indebtedness secured thereby does not exceed ninety percent (90%) of the fair market value of such property at the time of acquisition thereof;

         (d)      Liens shown on Schedule 8.01;

         (e) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

         (f) Liens of mechanics, carriers, materialmen and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

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         (g)      Liens arising in the ordinary course of business for sums
being contested in good faith and by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP, or for sums not due, and in either case not involving any deposits or advances for borrowed money or the deferred purchase price of property or services;

         (h)      Liens in favor of any Federal Home Loan Bank;

         (i) Liens incurred in connection with the acquisition of Investments permitted by this Agreement, including, without limitation, Liens in favor of the holders of the SIG Notes with respect to the capital stock of Safety National pursuant to the SIG Notes Pledge Agreement, and Liens permitted by Section 7.11;

         (j) Liens arising in connection with reverse repurchase agreements and Swap Contracts entered into in the ordinary course of business;

         (k) Liens pursuant to trust or other security arrangements in connection with reinsurance agreements under which insurance liabilities are ceded to any of the Reliance Standard Insurance Companies, Safety National, Safety First or Safety National Re;

         (l) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

         (m) Liens arising solely by virtue of any statutory or common Law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

         (n) Liens consisting of deposits made by any Subsidiary of the Borrower (other than a Non-Insurance Subsidiary) with the insurance regulatory authority in its jurisdiction of domicile or other statutory Liens or Liens or claims imposed or required by applicable insurance Law or regulation against the assets of such Subsidiary, in each case in favor of all policyholders of such Subsidiary and in the ordinary course of such Subsidiary's business; and

         (o) Liens securing obligations owed to the Borrower by a Subsidiary or owed by any Subsidiary of the Borrower to any of its other Subsidiaries.

         8.02 CONSOLIDATION, MERGER, ETC. Not, and not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or make any Acquisition except:

         (a) any Subsidiary of the Borrower may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary of the Borrower; provided that with respect to any merger between Subsidiaries of the Borrower the percentage of the equity

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

and voting power of the surviving Subsidiary owned by the Borrower immediately after such merger shall not be less than the greatest percentage of the equity and voting power owned by the Borrower in any Subsidiary party to such merger immediately prior thereto;

         (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower and its Subsidiaries may make an Acquisition, through merger, consolidation, or purchase of all or substantially all of the assets or capital stock of a Person so long as the purchase price of all such assets and capital stock plus the purchase price paid for books of insurance business purchased by any of the Reliance Standard Insurance Companies and Safety National pursuant to Section 8.14, taken in the aggregate from and after December 31, 2001 does not exceed thirty percent (30%) of the Consolidated Equity of the Borrower, as determined after giving effect to the applicable purchase or acquisition, including for such purpose any increase in Consolidated Equity of the Borrower arising from the issuance by the Borrower of common stock or warrants, options or other rights with respect to the Borrower's common stock in connection with such purchase or acquisition (not including, for purposes of calculating any purchase price with respect to any purchase or acquisition under this Section 8.02(b), any part of such price that is represented by such common stock, warrants, options or other rights); and

         (c) any Subsidiary (other than any of the Reliance Standard Insurance Companies and Safety National) engaged primarily in investing in securities may voluntarily dissolve or liquidate so long as its net assets are distributed in accordance with the proportionate equity interests of its shareholders, partners or other beneficial owners.

         8.03 ASSET DISPOSITION, ETC. Not, and not permit any of its Subsidiaries to, sell, or assign, lease, transfer, contribute, convey or otherwise dispose of, or grant options, warrants or other rights with respect to, any of its assets to any Person, unless:

         (a) such sale, assignment, transfer, lease, contribution, conveyance or other disposition is in the ordinary course of its business;

         (b) the book value of such assets net of related liabilities, together with the net book value of all other assets sold, transferred, leased, contributed or conveyed otherwise than in the ordinary course of business by the Borrower or any of its Subsidiaries pursuant to this clause since December 31, 2001, does not exceed $25,000,000;

         (c) such sale, transfer, lease, contribution, conveyance or other disposition has been consented to in writing by the Required Lenders (it being understood such Required Lenders shall have no obligation to so consent); or

         (d) such sale, transfer, contribution or conveyance is in connection with any liquidation, dissolution, consolidation or merger permitted under Section 8.02.

         8.04 DIVIDENDS, ETC. Except for (a) dividends made on preferred stock of the Borrower when no Default has occurred, (b) dividends made on common stock of the Borrower and the repurchase or redemption of capital stock of the Borrower, in each case, when no Default has occurred and which do not, in the aggregate in any Fiscal Year, exceed 5% of the Consolidated Equity of the Borrower as of December 31 of the Fiscal Year immediately

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

preceding the Fiscal Year in which such dividend, repurchase or redemption is to be made; provided, further, that, to the extent the aggregate amount of such dividends, repurchases or redemptions in any Fiscal Year is less than the amount permitted for such Fiscal Year, the Borrower may carry over the additional amount to any succeeding Fiscal Year, and (c) in addition to clauses (a) and
(b), repurchases of capital stock of the Borrower when no Default has occurred in an aggregate amount not to exceed $20,000,000 during the term of this Agreement, not (i) declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of the Borrower (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of its common stock) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of capital stock (now or hereafter outstanding) of the Borrower or any option, warrant or other right to acquire shares of the Borrower's capital stock (other than any such payment pursuant to stock appreciation rights granted and exercised in accordance with applicable rules and regulations of the Securities and Exchange Commission); or (ii) make any deposit for any of the foregoing purposes.

         8.05 INVESTMENTS. Not, and not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

         (a)      Investments in Cash Equivalents;

         (b) in the ordinary course of business, Investments by the Borrower in any of its Subsidiaries, or by any such Subsidiary in any of its or the Borrower's Subsidiaries or the Borrower, by way of contributions to capital or loans or advances; and

         (c) other Investments by any of the Borrower and its Subsidiaries which shall not violate any of the following guidelines:

                  (i) All Investments by the Reliance Standard Insurance Companies, Safety National and any Acquired Person (if an insurance company) shall be in compliance with the Applicable Insurance Code(s) of each Reliance Standard Insurance Company's, Safety National's and such Acquired Person's state of domicile or approved by the applicable Department;

                  (ii) Investments by the Borrower and its Non-Insurance Subsidiaries in Risk Assets and Limited Partnership Investments shall not exceed 25% of the Consolidated Equity of the Borrower in the aggregate; provided that the value of any Investment constituting a Risk Asset shall be reduced, for such purposes, to take into account any transaction in the ordinary course of business by the Borrower or such Non-Insurance Subsidiary, as the case may be, with respect to Investments of (or Investments convertible into or exchangeable for Investments of) the same issuer of such Investment, including, but not limited to, a short position established or put option held with respect to such Investment or an Investment into which such Investment is convertible;

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

                  (iii) Investments by the Borrower and its Subsidiaries in securities of a single issuer (other than (A) U.S. Government Securities; (B) overnight investments in securities rated at least A-2 by Standard & Poor's or P-2 by Moody's which are purchased through short-term asset management accounts offered by any commercial banks organized under the laws of the United States which are Lenders or which have a combined capital and surplus in excess of $500,000,000;
         (C) repurchase agreements collateralized by any of the securities referenced in clauses (A) and (B), above or clause (2) below; and (D) investments in the Borrower or any of its Affiliates) shall not exceed
         (1) except as to securities covered by clause (2) below, the lesser of 3% of the consolidated total assets of the Borrower and its Subsidiaries or 20% of Consolidated Equity of the Borrower; or (2) as to asset-backed securities backed by a single pool of assets that are Investment Grade Securities, 5% of the consolidated total assets of the Borrower and its Subsidiaries; provided that for the purposes of determining compliance with this Section 8.05(c)(iii), (1) the Tersk Investment shall not be considered as an Investment in a single issuer; instead, the Investments of Tersk LLC, to the extent of the Borrower's and its Subsidiaries' proportionate interests therein, shall be deemed to be Investments of the Borrower and its Subsidiaries (but not to exceed in the aggregate for such purpose, however, the amount of the Tersk Investment), and (2) Investments of the Borrower and its Subsidiaries in the Structured Notes shall not be considered as Investments in a single issuer;

provided, however, that for purposes of applying Section 8.05(c), Investments by Subsidiaries of the Borrower which are not wholly-owned Subsidiaries shall only be taken into account to the extent that the Borrower's direct or indirect proportionate equity interest of such Subsidiary is taken into account in calculating Consolidated Equity of the Borrower.

         8.06 OTHER SENIOR INDEBTEDNESS. Not, and not permit any of its Subsidiaries to, other than as permitted by this Agreement, enter into any amendment or modification of the Other Senior Indebtedness which (i) increases the principal of or rate of interest on the Other Senior Indebtedness, (ii) shortens the stated maturity or Average Life of the Other Senior Indebtedness, or (iii) would otherwise have a Material Adverse Effect.

         8.07 TAKE OR PAY CONTRACTS. Not, and not permit any of its Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property or services if such arrangement by its express terms requires that payment be made by the Borrower or such Subsidiary regardless of whether such materials, supplies, other property or services are delivered or furnished to it.

         8.08 REGULATION U. Not, and not permit any of its Subsidiaries to, use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying margin stock" within the meaning of Regulation U.

         8.09 SUBSIDIARIES. Notwithstanding any provision of this Agreement to the contrary, not, and not permit any of its Subsidiaries to, create or permit to exist any Subsidiary other than the Subsidiaries listed on Schedule
6.13 unless the Administrative Agent and the Lenders are promptly notified of the creation or existence of any such Subsidiary.

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

         8.10 OTHER AGREEMENTS. Not, and not permit any of its Subsidiaries to, enter into any agreement containing any provision which (a) would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith, (b) other than in connection with the SIG Note Agreement, prohibits or restricts the creation or assumption of any Lien (other than Permitted Liens) upon its properties, revenues or assets (whether now owned or hereafter acquired) as security for the Liabilities hereunder, (c) other than the SIG Note Agreement, prohibits or restricts the ability of any of its Subsidiaries to make dividends or advances or payments to the Borrower, or (d) other than the SIG Note Agreement, constitutes an agreement to a limitation or restriction of the type described in clauses (a) through (c) with respect to any other Indebtedness.

         8.11 BUSINESS ACTIVITIES. Not, and not permit any of its Subsidiaries to, engage in any type of business except (a) the businesses in which the Borrower and its Subsidiaries are engaged as of the date hereof, (b) insurance and insurance-related businesses and insurance services of all types,
(c) investment management services for Persons other than the Borrower and its Subsidiaries and (d) the acquisition or origination of financial assets, including but not limited to mortgage, automobile and other consumer finance loans, and the origination of securitizations based on such financial assets.

         8.12 CHANGE OF LOCATION OR NAME. Not, and not permit any of its Subsidiaries to, change (a) its jurisdiction of organization, (b) the location of its principal place of business, chief executive office, major executive office, chief place of business or records concerning its business and financial affairs, or (c) its name or the name under or by which it conducts its business, in each case without first giving the Administrative Agent at least thirty (30) days' advance written notice thereof (which notice shall promptly be delivered to the Lenders by the Administrative Agent) and having taken any and all action required or desirable to maintain and preserve the Lien on Collateral in favor of the Collateral Agent for the benefit of the Lenders as contemplated hereby free and clear of any other Lien whatsoever except for Permitted Liens; provided, however, that notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall change the location of its principal place of business, chief executive office, major executive office, chief place of business or records concerning its business and financial affairs to any place outside the contiguous continental United States of America.

         8.13 TRANSACTIONS WITH AFFILIATES. Not, and not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement, Reinsurance Agreement, Surplus Relief Reinsurance Agreement, contract with or investment in any of its other Affiliates which is not a directly or indirectly wholly-owned Subsidiary of the Borrower unless such arrangement (a) is fair and equitable to the Borrower or such Subsidiary, (b) is of a sort which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates, and (c) is on terms which are not less favorable to the Borrower or such Subsidiary than are obtainable from a Person which is not one of its Affiliates.

         8.14 BOOKS OF BUSINESS. Not, and not permit any of the Reliance Standard Insurance Companies, Safety National or any Acquired Person to, purchase books of insurance business with a purchase price which, when aggregated with the purchase price for all other books of business and for assets and capital stock purchases pursuant to Section 8.02, taken in the

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

aggregate from and after December 31, 2001, exceeds thirty percent (30%) of the Consolidated Equity of the Borrower, determined as provided in Section 8.02(b).

         8.15 OWNERSHIP OF RSL; SIG HOLDINGS AND SAFETY NATIONAL. (a) Not cease to own, free and clear of all Liens (other than Liens created under the Borrower Pledge Agreement), 100% of the outstanding shares of voting stock of RSL-Texas on a fully diluted basis, except as a result of any merger, consolidation, liquidation or dissolution referenced in clause (a) of the definition of Change of Control; (b) Not permit RSL-Texas to cease to own, free and clear of all Liens (other than Liens created under the Borrower Pledge Agreement), 100% of the outstanding shares of voting stock and voting power of RSL on a fully diluted basis, except as a result of any merger, consolidation, liquidation or dissolution referenced in clause (a) of the definition of Change of Control, whereafter this clause (b) shall apply to the Borrower rather than to RSL-Texas; (c) not cease to own, free and clear of all Liens (other than Liens created under the Borrower Pledge Agreement), 100% of the outstanding voting stock and voting power of SIG Holdings and (d) not permit SIG Holdings to cease to own, free and clear of all Liens (other than Liens created by the SIG Notes Pledge Agreement and the SIG Holdings Pledge Agreements), 100% of the outstanding shares of voting stock and voting power of Safety National on a fully diluted basis.

         8.16 MINIMUM SURPLUS. Not permit Capital and Surplus plus IMR/AVR of RSL to be less than $225,000,000 at any time and not permit Capital and Surplus of Safety National to be less than $160,000,000 at any time.

         8.17 DEBT TO CAPITAL. Not permit the Debt to Capital Ratio to exceed 0.30:1 at any time.

         8.18 RISK-BASED CAPITAL RATIO. Not permit the Risk-Based Capital Ratio of RSL to fall below 200% and not permit the Risk-Based Capital Ratio of Safety National to fall below 130%. This ratio shall be measured as of the end of each Fiscal Year for the Fiscal Year then ended.

         8.19 CASH COVERAGE RATIO. Not permit the Cash Coverage Ratio of the Borrower to be less than 3.0 to 1 as of the end of any Fiscal Quarter.

         8.20 PRO FORMA RISK-BASED CAPITAL. Not permit the Risk-Based Capital Ratio of Safety National (calculated as if Safety National's excess workers' compensation premiums were reported under the workers' compensation line of business for purposes of calculating Safety National's Risk Based Capital Ratio) to fall below 200%. This ratio shall be measured as of the end of each Fiscal Year for the Fiscal Year then ended.

         8.21 CONSOLIDATED FUNDED DEBT. Subject to the following sentence, not incur, or permit any Subsidiary to incur, Consolidated Funded Debt having either (a) a maturity prior to the Maturity Date or (b) covenants that are more restrictive than those for which this Agreement provides. The foregoing restriction shall not apply to (i) any Indebtedness in existence as of the Closing Date and listed on the attached Schedule 8.21, (ii) any Indebtedness of RSL, RSL-Texas or Safety National to any Federal Home Loan Bank, (iii) any Indebtedness under reverse repurchase or securities lending agreements, (iv) any Indebtedness owed to the Borrower or any

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

of its Subsidiaries, (v) any Indebtedness incurred in connection with the acquisition of Investments permitted by this Agreement, (vi) any Indebtedness under letters of credit or other credit support arrangements or surety bonds issued or obtained by any of the Reliance Standard Insurance Companies, Safety National, Safety First or Safety National Re in the ordinary course of business , or (vii) any Indebtedness other than the types specified in the preceding clauses (i) through (vi), so long as the aggregate principal amount of such Indebtedness outstanding at any one time does not exceed $50,000,000. Compliance with clause (a) of this Section 8.21 shall be determined based on the Maturity Date as in effect as of the time of the incurrence of any Indebtedness, and no extension of such Maturity Date pursuant to Section 2.12 shall give rise to a violation of this Section 8.21 with respect to any Indebtedness that was in compliance herewith when originally incurred.

                                   ARTICLE IX
                         EVENTS OF DEFAULT AND REMEDIES

         9.01 EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default:

         (a)      Non-Payment. The Borrower or any other Loan Party fails to pay
(i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any commitment, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

         (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01(i), or Article VIII (other than Sections 8.05, 8.07, 8.09 or 8.12 which shall be governed by Section 9.01(c)); or

         (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

         (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

         (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a

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

trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (C) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (D) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and the amount owed by the Borrower or Subsidiary thereunder is not paid within 15 days of the date such payment is due; or

         (f) Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

         (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

         (h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final non-appealable judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance (including but not limited to reinsurance coverage) as to which the insurer or reinsurer does not dispute coverage) which is not satisfied within fifteen (15) days from the date thereof, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

         (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the $10,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment

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payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $10,000,000;
or

         (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

         (k)      Change of Control. Any Change of Control occurs.

         9.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

         (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

         (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable.

         9.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

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Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

                                    ARTICLE X
                              ADMINISTRATIVE AGENT

         10.01 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         10.02 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         10.03 LIABILITY OF ADMINISTRATIVE AGENT. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection

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with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

         10.04    RELIANCE BY ADMINISTRATIVE AGENT.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

         10.05 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article IX; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

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         10.06    CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE
AGENT. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

         10.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata (which pro rata share shall be determined as of the date a claim is made), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any reasonable costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

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         10.08    ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. Bank of
America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         10.09 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and
11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         10.10 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

         (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file

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such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.07, Section
11.04 and Section 11.05) allowed in such judicial proceeding; and

         (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 11.04 and 11.05.

         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         10.11 COLLATERAL MATTERS. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

         (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, or (iv) as permitted under Section 4.02; and

         (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i).

         Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property pursuant to this Section 10.11.

         10.12 OTHER AGENTS; ARRANGERS AND MANAGERS. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "joint arranger," "lead arranger", "co-arranger" or "joint lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the

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Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

         (a) waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

         (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

         (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

         (d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

         (e) change Section 2.11 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

         (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

         (g)      release all or substantially all the Collateral;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed

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only by the parties thereto. Notwithstanding anything to the contrary herein, no
Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

         11.02    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to clause (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                  (i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

                  (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire provided to the Borrower or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower or the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of clause (c) below), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.01, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

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         (d)      Reliance by Administrative Agent and Lenders. The
Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         11.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         11.04 ATTORNEY COSTS, EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (which shall be deemed to be out-of-pocket expenses for the purpose hereof), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief
Law), including all Attorney Costs (which shall be deemed to be out-of-pocket expenses for the purpose hereof). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within 10 Business Days after demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

         11.05 INDEMNIFICATION BY THE BORROWER. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature

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

whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided, however, that this sentence shall not relieve any Indemnitee from liability arising from a breach of Section 11.08. All amounts due under this Section 11.05 shall be payable within 10 Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

         11.06 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         11.07    SUCCESSORS AND ASSIGNS.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the

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Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except
(i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in clause (g) of this Section) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent of the Borrower not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except upon an assignment by a Lender to an Affiliate of such Lender). Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be bound by the provisions of Section
11.08. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated

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for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to
Section 11.01 that directly affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant as to which the Borrower has provided prior written consent also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.02, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its

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obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) As used herein, the following terms have the following meanings:

"Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender,
(b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

         11.08 CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively "Representatives") (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder;
(f) subject to an agreement substantially in the form of Exhibit I, as applicable to the contemplated transaction, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or
(ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loan. For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any

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

Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         11.09 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

         11.10 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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         11.13    SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All
representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

         11.14 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         11.15 TAX FORMS. (a)(i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

                  (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by

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         such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and
         (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

                  (iii) The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or
         (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this
         Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

                  (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

         (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs

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and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         11.16 AUTOMATIC DEBITS OF FEES. With respect to any interest, commitment fee, or other fee due and payable to the Administrative Agent, Bank of America or the Arranger under the Loan Documents, the Borrower hereby irrevocably authorizes Bank of America to debit any deposit account of the Borrower with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the interest or fees then due, such debits will be reversed (in whole or in part, in Bank of America's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

         11.17 REPLACEMENT OF LENDERS. Under any circumstance set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Borrower in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), and (y) release such Lender from its obligations (other than pursuant to Section 11.08) under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender's Commitment and outstanding Loans.

         11.18    GOVERNING LAW.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR

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PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER
DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE Agent AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

         11.19 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         11.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    DELPHI FINANCIAL GROUP, INC.

                                    By: ________________________________________
                                        Robert M. Smith, Jr.
                                        Executive Vice President

                                    BANK OF AMERICA, N.A., as
                                    Administrative Agent and as a Lender

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    WACHOVIA BANK, NATIONAL
                                     ASSOCIATION

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    FLEET NATIONAL BANK

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    ING CAPITAL LLC

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    US BANK NATIONAL ASSOCIATION

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________

                                    THE NORTHERN TRUST COMPANY

                                    By: ________________________________________
                                    Name: ______________________________________
                                    Title: _____________________________________